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                                                           EXHIBIT NO. 99.10(c)

                         INDEPENDENT AUDITORS' CONSENT

         We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information of MFS Mid Cap Value Fund, a series of MFS Series Trust XI, each of which is incorporated by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 33-68310 on Form N-1A. We also consent to the incorporation by reference, in such Statement of Additional Information, of our report dated November 8, 2002 on the financial statements and financial highlights of MFS Mid Cap Value Fund, a series of MFS Series Trust XI, included in the Fund's 2002 Annual Report to Shareholders.



ERNST & YOUNG LLP
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Ernst & Young LLP


Boston, Massachusetts
October 27, 2003